CONFIDENTIAL TREATMENT REQUESTED

     Confidential Portions Of This Agreement Which Have Been Redacted Are Marked With Brackets ("[***]"). The Omitted Material Has Been Filed Separately With The Securities And Exchange Commission.


                                                                     EXHIBIT 2.4


                        CONTRACT MANUFACTURING AGREEMENT



THIS CONTRACT MANUFACTURING AGREEMENT ("Agreement"), dated as of July 12, 1999 (the "Effective Date"), between Allegiance Healthcare Corporation, a Delaware corporation with offices at 1500 Waukegan Road, McGaw Park, Illinois 60085 ("Allegiance"), Isolyser Company, Inc., a Georgia corporation with offices at 4320 International Boulevard, Norcross Georgia 30093 ("Isolyser") and MedSurg Industries, Inc., a Georgia corporation with offices at located at 251 Exchange Place, Herndon, Virginia 22070 ("MedSurg").

                                   BACKGROUND

         WHEREAS, Isolyser, MedSurg and Allegiance have consummated the transactions contemplated by the Asset Purchase Agreement dated as of May 25, 1999, as amended (the "Purchase Agreement"), pursuant to which Allegiance agreed to purchase from Isolyser and Isolyser agreed to sell to Allegiance, certain assets used in connection with Isolyser's MedSurg business together with certain liabilities related thereto, all on terms and subject to conditions set forth in the Purchase Agreement;

         WHEREAS, Isolyser has agreed to enter into this Agreement to have Isolyser's wholly-owned subsidiary MedSurg, manufacture for Allegiance the Products, as hereinafter defined, all on the terms and subject to the conditions set forth herein; and

         WHEREAS, Isolyser hereby agrees to be jointly and severally liable with MedSurg for any and all obligations of MedSurg hereunder;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                              TERMS AND CONDITIONS

1.       PRODUCTS.

         (a) The products covered by this Agreement are those products and accessories set forth in Exhibit A, together with the parts and components necessary for the repair and replacement of such products and accessories ("Products").


861989v1

         (b) MedSurg shall adequately package and label the Products in accordance with Allegiance's current instructions and specifications (including sterilization), a complete and correct copy of which is attached hereto as Exhibit B (as amended from time to time by Allegiance, the "Specifications") which shall be those instructions and specifications in place immediately prior to the Effective Date. Any changes to the artwork for labeling and packaging the products shall be subject to the review and written approval of Allegiance prior to implementation.

2. GRANT OF CONTRACT MANUFACTURING. Allegiance hereby grants to MedSurg the right to manufacture or have manufactured the Products exclusively for Allegiance as provided in this Agreement and Allegiance shall hire MedSurg as a contract manufacturer of the Products and MedSurg accepts such grant. This grant does not include any grant to MedSurg to use any intellectual property owned by Allegiance for the benefit of any third-party.

3. TERM. This Agreement shall be effective as of the Effective Date and shall terminate on January 31, 2000 (the "Termination Date"). After the Termination Date, provided Allegiance shall have given not less than 75 days advance notice to MedSurg of Allegiance's election to continue this Agreement, MedSurg shall continue to manufacture all of the Products upon Allegiance's request at the prices set forth on Exhibit C and pursuant to the terms and conditions of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Allegiance shall give MedSurg not less than 75 days advance notice of any termination of this Agreement after the Termination Date.

                                         [***]- CONFIDENTIAL TREATMENT REQUESTED
4.       PRICING.

         (a) Manufacturing Costs shall be reimbursed by Allegiance to MedSurg as follows: Manufacturing costs shall be paid on a bi-weekly basis in the amounts specified in Exhibit D attached hereto (the "Manufacturing Budget"). Any expenses that exceeded the budgeted amounts must be pre-approved by Allegiance. As used in the Agreement, the term "Manufacturing Costs" shall mean with respect to any Product, all Direct Material Costs, Direct Labor Costs, Sterilization and Overhead required to manufacture such Product as described in more detail on Exhibit D hereto. "Direct Material Costs" shall mean reasonable costs incurred in purchasing raw materials (without deduction for waste), including sales and excise taxes imposed thereon, reasonable and customary process generated scrap, and all costs of packaging components. "Direct Labor Costs" shall mean the reasonable cost of temporary and full-time employees engaged in manufacturing activities who are directly involved in Product manufacturing and packaging and in quality assurance/quality control. "Sterilization" shall mean reasonable costs incurred to produce a sterile finished good including all related "Direct Labor Costs" and "Overhead" allocated specifically to the sterilization of product. "Overhead" allocated to a Product shall mean indirect costs associated with the production, testing, packaging, storage and handling of a Product, including a reasonable allocation of facilities' costs allocable to Product manufacturing and packaging, including electricity, water, sewer, waste disposal, property taxes, 6% Virginia rent tax (if applicable), manufacturing payroll taxes, equipment lease expenses, worker's compensation insurance, salaries (supervisory, maintenance, engineering and management). The allocation and calculation of Manufacturing Costs shall be made in accordance with standard cost and reasonable cost accounting methods in accordance with Generally
Accepted Accounting Principles ("GAAP"), applied in a manner consistent with Allegiance=s customary practices.

         (b) Cost of sales expenses shall be reimbursed by Allegiance to MedSurg as follows: warehouse salaries shall be paid on bi-weekly basis in the amounts specified in the cost of sales budget specified on Exhibit E attached hereto (the "OCOS Budget"). Any expenses that exceed the budgeted amount must be pre-approved by Allegiance. Allegiance shall have the right to update, amend or otherwise modify the OCOS Budget throughout the term of this Agreement as Allegiance deems necessary based on the transition of manufacturing to Allegiance facilities or as Allegiance reasonably deems appropriate. The OCOS Budget shall be adjusted for transition of manufacturing for actual Cost of Goods Sold.

         (c) Selling, general and administrative expenses shall be reimbursed by Allegiance to MedSurg as follows: administrative and customer service salaries, artwork and customer packaging, licenses, fees, permits, office expenses, postage and express shipment expenses, supplies, telephone and non-manufacturing utilities expenses shall be paid on a bi-weekly basis in the amounts specified in the SG&A Budget specified on Exhibit F attached hereto (the "SG&A Budget"), until the Termination Date. Any expenses that exceed the budgeted amount must be pre-approved by Allegiance. Allegiance shall have the right to update, amend or otherwise modify the SG&A Budget throughout the term of this Agreement as it deems necessary based on the transition of manufacturing to Allegiance facilities or as Allegiance reasonably deems appropriate.

         (d) MedSurg shall provide to Allegiance all supporting documents and calculations that Allegiance may require to support the calculations of the expenses within the scope of this Section 4. Such documentation shall be delivered to Allegiance promptly upon request. Allegiance shall have the right, at its option, to inspect, review and audit (or have its representatives inspect, review and audit), at reasonable times, all books, records, documents and other data of Isolyser for the purpose of verifying or confirming the expenses within the scope of this Section 4. MedSurg shall give Allegiance or any such representative reasonable access to MedSurg's premises and books, records, documents and other data.

         (e) Isolyser shall institute an incentive/retention program for all of MedSurg's employees (the "Program"). Terms of the Program shall be mutually agreed to by the parties. Isolyser shall pay up to $[***] for bonuses to be paid pursuant to the Program, which bonuses shall not be reimbursed by Allegiance. Allegiance will review proposals for additional bonuses in the Manufacturing Budget.

         (f) The prices at which Allegiance sells Products shall be solely in the discretion of Allegiance.

                                         [***]- CONFIDENTIAL TREATMENT REQUESTED

5. WORKING CAPITAL DEPOSIT. On the date hereof, Allegiance has delivered to Isolyser a working capital deposit equal to $[***]. Isolyser may use such deposit to cover the costs of reimbursable expenses within the scope of Section 4, but shall refund any amounts so used out of reimbursements received from Allegiance. Upon the termination of this Agreement, Isolyser shall refund the working capital deposit to Allegiance without interest.

6.  TRANSITION SUPPORT.

         (a) In addition to its manufacturing duties hereunder, MedSurg shall continue to order and manage raw materials, schedule daily manufacturing, perform quality control procedures and provide engineering support for the Products prior to and during asset transfer until Termination. MedSurg shall also endeavor to maintain service levels and fill rates consistent with those levels achieved prior to the Effective Date recognizing that its ability to do so will be impacted by circumstances not within its control. If service levels and/or fill rates drop below those levels achieved prior to the Effective Date, Allegiance may direct Isolyser and MedSurg in any actions necessary to improve such service levels and fill rates. Allegiance shall bear the costs and expenses for any such actions required to be taken by Isolyser or MedSurg.

         (b) Isolyser and MedSurg will provide support for the transition of the Products to Allegiance. Such support shall include, but not necessarily be limited to:

          (i) technical support and consulting required for training Allegiance engineering, quality, and manufacturing personnel;

          (ii) technical support and consulting required to develop Allegiance internal product and process specifications; and

          (iii) project management support in developing and implementing transfer plans and schedules.

         (c) In furtherance of the transition support to be provided by Isolyser and MedSurg hereunder, Isolyser and MedSurg agree that Allegiance shall have reasonable access to and support of the following employees of MedSurg during the transition period: Plant Manager, Plant Controller and direct reports, and Quality Manager. These employees shall at all times remain employees of MedSurg and not of Allegiance while performing such transition services, and their compensation and benefits shall remain the sole obligation of Isolyser, subject to Isolyser's right to include their compensation and benefits in Direct Labor Costs and Overhead pursuant to Section 4(a) above.

7. ISOLYSER'S DUTIES. Isolyser shall or shall cause MedSurg to:

         (a) ship promptly orders for Products F.O.B. Virginia by the most efficient method of ground shipment, when reasonably necessary to meet delivery dates confirmed by MedSurg or to replace Products pursuant to Sections 11 or 14(b) (but not including Product returns); and

         (b) without Allegiance's prior written consent, make no modifications to the Products or their key components, including: (i) composition or source of any raw material; (ii) method of producing, processing or testing; (iii) change in subcontractors for producing, processing or testing; and (iv) site of manufacture;

         (c) comply with all laws, regulations and/or statutes applicable to the manufacture of the Products and the operation of the Facilities and Equipment;

         (d) provide the information system functions described in Schedule 5.8 of the Purchase Agreement;

         (e) service customer requirements, including order taking, order tracking, kit version changes, kit quoting, invoicing customers, managing customer credits and cash application; and

         (f) maintain books and records in accordance with GAAP reflecting all costs reimbursable hereunder.

8. ALLEGIANCE'S DUTIES. Allegiance shall accept orders for Products submitted by MedSurg in accordance with the provisions of Section 7(d) above within a reasonable time of submission.

9. USE OF FACILITIES AND EQUIPMENT. In connection with the performance by MedSurg and Isolyser of their respective responsibilities under this Agreement, MedSurg and Isolyser shall possess, use and occupy the premises described on Exhibit G hereto (the "Facilities"). The parties acknowledge that the tenant's interest in the MSI Lease described on said Exhibit G has been assigned to Allegiance, but that the tenant's interest in the Curtis Lease described on said Exhibit G is currently held by MedSurg. In order to facilitate the performance by Isolyser and MedSurg of their responsibilities under this Agreement, Allegiance shall, during the period prior to the termination of this Agreement, make available to MedSurg and shall permit Isolyser to possess and occupy the premises described covered by the MSI Lease, as well as the machinery, equipment, appliances, vehicles, tools, spare parts, accessories, furniture and other personal property listed or referred to in Exhibit H hereto (the
"Equipment"). To the extent that the tenant's interest in the Curtis Lease is assigned to Allegiance after the date hereof but prior to the date on which this agreement terminates, Allegiance shall also make available to MedSurg and shall permit Isolyser to possess and occupy the premises covered by the Curtis Lease during the period prior to the termination of this Agreement. Isolyser will cause MedSurg to operate the Facilities and the Equipment in a commercially reasonable manner and maintain them in good and serviceable condition and repair (subject to normal wear and tear) and in accordance with normal industry practice. Isolyser and MedSurg agree to comply with all of the terms of the leases to which the Facilities are subject listed on Exhibit G applicable to the lessee. Upon the termination of this Agreement, Isolyser and MedSurg shall immediately deliver possession of the Facilities (except that, if the tenant's interest in the Curtis Lease has not been assigned to Allegiance prior to said termination of this Agreement, then Isolyser and MedSurg shall not deliver possession of the Facility covered by the Curtis Lease to Allegiance) and the Equipment to Allegiance. As between Allegiance and Isolyser and MedSurg, and without regard to insurance coverage, Isolyser and MedSurg shall bear all reasonable risk of loss of, other than mutually agreed deductibles any tangible Purchased Assets (as defined in the Purchase Agreement) while such Purchased Assets remain in the possession of Isolyser or MedSurg. Notwithstanding the foregoing, Allegiance shall be permitted access to the Facilities at all times during the term of this Agreement.

10. STANDARD OF CARE. Isolyser will cause MedSurg to perform the manufacturing duties described in this Agreement with the same degree of skill, care and prudence customarily exercised by similarly situated persons performing similar functions, and shall refrain and shall cause its employees, agents and representatives to refrain from engaging in any negligent acts or omissions in the performance of such services which result in material damages. Isolyser agrees to indemnify and hold harmless Allegiance and its Affiliates from and against any and all claims, damages, liabilities, losses, costs, obligations, awards, judgments, fines, penalties, fees, expenses or other charges (including fees of counsel and other out-of-pocket costs) arising from Isolyser=s failure to perform its obligations under this Section 10.

11. PRODUCT WARRANTIES. Isolyser warrants that the Products manufactured for or otherwise supplied to Allegiance under this Agreement shall: (i) have been manufactured in accordance with all applicable statutes, ordinances and regulations, including without limitation, the U.S. Food, Drug & Cosmetic Act and the regulations promulgated thereunder (the "Act") including the Good Manufacturing Practice regulations which are now in force or are subsequently adopted ("Good Manufacturing Practices") by the U.S. Food and Drug Administration (the "FDA"), the Medical Device Directive regulations, and the Quality System Regulations ("QSR") which are now in force or are subsequently adopted by the European Union (the "Medical Device Directive"); (ii) unless otherwise agreed by the parties, have been manufactured at Isolyser's facilities in Herndon, VA and Sterling, VA; (iii) conform to the Specifications; (iv) be free from defects in materials, manufacture and workmanship attributable to MedSurg or its suppliers; and (v) when shipped from the Facilities, not be adulterated or misbranded within the meaning of any applicable law, except to the extent that any such adulteration or misbranding is attributable to Allegiance.

12.      INSPECTION AND ACCEPTANCE.

          (a) Isolyser will cause MedSurg to test and inspect each lot of Product for compliance with the Specifications prior to the release and shipment thereof to Allegiance or its customer. Isolyser will cause MedSurg to provide a certificate of analysis with each shipment of each lot of Product signed by the responsible MedSurg quality official. This certificate of analysis must include the results (whether numerical or otherwise) for each test performed that verify that the applicable lot of Product is in compliance with the Specifications, as well as a statement that the subject lot was manufactured in compliance with the requirements enumerated in Section 11 above.

         (b) Allegiance shall periodically, in its sole discretion, test and inspect certain lots of Products upon receipt thereof. Upon any such testing and inspection, Allegiance may reject any lot of Products if it does not comply with the Specifications by giving Isolyser written notice of such rejection. Any written notice of rejection by Allegiance given to MedSurg shall include identification of the lot number and a description of the Specification failure.

         (c) Following receipt of written notice of rejection of a particular lot of Product, MedSurg shall, at Allegiance's option, and at MedSurg's expense, provide a credit, refund or prompt replacement of product to Allegiance; provided, however that if MedSurg does not agree with Allegiance's claim of noncompliance with the Specifications, then the parties shall designate a mutually acceptable third-party laboratory to make a determination on such matter from a sample obtained from the lot shipped to Allegiance or its customer. The decision of the third-party laboratory shall be binding on all parties hereto and all expenses related to such third-party laboratory investigation shall be borne by the party found to have been mistaken as to compliance or noncompliance of the Product. Should such third-party laboratory confirm Allegiance's claim, Isolyser shall at Allegiance's request, promptly provide Allegiance with a credit, refund or prompt replacement of Product.

         (d) Allegiance or its customers shall return any rejected products to MedSurg, at MedSurg's expense, to an address that Isolyser may designate within forty-five (45) days of MedSurg receiving written notice of rejection; provided, however, that if MedSurg does not agree with Allegiance's claim of noncompliance with Specifications, Allegiance shall not be obligated to return the rejected Products to Isolyser until within forty-five (45) days after a final determination is made by a third-party laboratory that such Products do not comply with Specifications as provided in subparagraph (c) above. Absent such designation of address, Allegiance shall ship rejected product to the Facilities. All reasonable freight, insurance and other costs of such shipment, along with any risk of loss, shall be borne by Isolyser.

13.      PRODUCT LIABILITY.

         (a) Indemnification. Isolyser shall indemnify and hold Allegiance harmless against all claims, actions, costs, expenses (including court costs and legal fees on a full indemnity basis) and other liabilities ("Liabilities") arising out of or in connection with (a) any product liability claim with respect to any Product; (b) MedSurg's failure to comply with the Specifications;
(c) any Liabilities incurred by Allegiance relating to MedSurg's manufacture, storage, packaging, handling or shipping of any Product; and (d) any breach of any representation, warranty or covenant contained in this Agreement made by Isolyser or MedSurg to Allegiance.

         (b) Insurance. Isolyser shall take out and maintain comprehensive general liability insurance on an occurrence form covering each occurrence of bodily injury and property damage in an amount approved by Allegiance and not less than Three Million Dollars ($3,000,000) combined single limit with endorsements providing coverage for: (i) products and completed operations liability; (ii) blanket contractual liability (deleting any exclusion for products and completed operations liability); and (iii) vendor's liability. Isolyser shall cause MedSurg and Allegiance to be named as an additional insured on such policy. Upon execution of this Agreement, Isolyser will immediately furnish to Allegiance a certificate of insurance issued by the carrier evidencing the foregoing endorsements, coverages, limited, and stating that such insurance shall not be cancelable without at least thirty (30) days prior written notice to allegiance.

14.      REGULATORY MATTERS.

         (a) Quality Assurance. Each lot of Product to be supplied to Allegiance hereunder shall be subject to a quality assurance inspection by MedSurg to ensure that the Products meet the requirements of Section 12.

         (b) Process Change Provisions and Procedure. All modifications, changes, additions or deletions to the (i) Product Specifications; (ii) changes in the expiration period for the Products; (iii) composition or source of any raw materials; (iv) methods of producing, processing or testing; or (v) change in subcontractors for producing, processing or testing; (vi) site of manufacture; which MedSurg intends to carry out must be evaluated and documented by MedSurg. At least ninety (90) days prior to implementation of any such change, MedSurg agrees to advise Allegiance in writing of such and to obtain Allegiance's prior written consent to do so, which consent shall not be unreasonably withheld. Upon the implementation of any change contemplated by this Section 14(b), Allegiance shall make any appropriate notifications to the FDA and/or any other applicable regulatory authority or agency and shall provide copies of such notification to MedSurg as promptly as practicable, provided that Allegiance may exclude any information deemed confidential or competitively sensitive.

         (c) Validation. MedSurg shall be responsible to ensure that all facilities, utilities, equipment and the processes utilized to manufacture the Products are satisfactorily validated according to the FDA guidelines, to the extent applicable, except to the extent that such facilities, equipment and processes were not so validated as of the date hereof.

         (d) Batch Records. Records which include the information relating to the manufacturing, packaging and quality operations for each lot of Product shall be prepared by Isolyser or MedSurg for each lot at the time such operations occur. Such records shall be prepared in accordance with Good Manufacturing Practices and Isolyser's standard operating procedures. These documents for each lot may be reviewed during normal business hours by Allegiance at Isolyser's sites of manufacturing of the Products upon Allegiance giving seven (7) days written notice of its intent to review such documents. Allegiance shall be permitted to review such documents as soon as practicable after giving notice to Isolyser of its intent to do so. MedSurg shall keep batch records for each lot of Product for a period of time required by any and all applicable statutes, ordinances and regulations, including with limitation, the Act and the regulations promulgated by the FDA.

         (e) Regulatory Visits and Inspections. MedSurg shall permit FDA and other regulatory agents to perform routine inspections of the Facilities and any other facilities which contain the manufacturing operations for the Products and shall immediately notify Allegiance of any such regulatory inspections and the results thereof that affect the manufacturing processes of the Products or that may impair MedSurg's ability to supply Products to Allegiance. Should any issues arise in the course of such inspection, Isolyser and Allegiance shall consult with each other in resolving such issues. Upon reasonable advance notice to MedSurg's plant manager at the applicable facility, Isolyser shall allow a duly authorized representative of Allegiance to enter and inspect such facility from time to time during normal business hours to monitor MedSurg's adherence to quality assurance and regulatory compliance standards.

         (f) Regulatory Correspondence. Isolyser shall deliver to Allegiance all copies of correspondence between Isolyser or MedSurg and any regulatory agencies or authorities that in any way may impair the ability of Isolyser or MedSurg to comply with their obligations under this Agreement. Isolyser shall deliver such correspondence to Allegiance within five (5) business days of distributing or receiving such correspondence, as the case may be.

         (g) No Debarred Service Providers. To their knowledge after reasonable inquiry, Isolyser and MedSurg have not and will not use the services of employees or subcontractors who have been debarred by the FDA, in connection with complying with its obligations under this Agreement.

         (h) Product Complaints. In the event that Isolyser or MedSurg receives any complaints regarding the Products, it shall promptly notify Allegiance of such. Isolyser shall be responsible for evaluating and investigating these complaints and communicating the results thereto to Allegiance in writing within ten (10) business days of notification; provided that, if any such investigation requires more than ten (10) business days to complete, Isolyser shall so notify Allegiance of such in writing within the aforesaid ten (10) business days. Isolyser will make a preliminary evaluation of each complaint received and will conduct all follow-up, communications and maintenance of records with respect to such complaints as required by applicable law and will cooperate with Allegiance in the resolution of such product complaints. Allegiance shall be responsible for making all necessary reports to the FDA and/or any other applicable regulatory agency or authority and shall provide copies of such reports to Isolyser as promptly as practicable, provided that Allegiance may exclude any information deemed confidential or competitively sensitive.

         (i)      Recall Action.

                  (i) In the event Allegiance should be required or should voluntarily decide to initiate a recall, Product withdrawal, or field correction of any of the Products, Allegiance shall notify Isolyser and provide a copy of its recall letter. In conjunction with such recall, Isolyser and MedSurg shall assist in the investigation to determine the cause and extent of the problem and the parties shall fully cooperate with each other concerning the necessity and nature of such action.

                  (ii) In the event that Isolyser independently believes that a recall, Product withdrawal or field of correction for any of the Products may be necessary or appropriate, Isolyser shall notify Allegiance of Isolyser's belief, and the parties shall fully cooperate with each other concerning the necessity and nature of such action.

                  (iii) All coordination of any recall or field correction activities involving any of the Products shall be handled by Allegiance whether or not such action was initially requested by Isolyser.

                  (iv) In the event that any Product is recalled as a result of the supply by Isolyser or MedSurg of Product that does not conform to Specifications and/or the warranties set forth in Section 11 of this Agreement or the negligent or intentionally wrongful act or omission of Isolyser or MedSurg or their representatives, then, Isolyser shall bear all of the reasonable costs and expenses of such recall, including without limitation, expenses related to communications and meetings with all required regulatory agencies, expenses of replacement stock, the cost of notifying customers and costs associated with shipment of recalled Product from customers and shipment of an equal amount of replacement Product to those same customers.

         (j) Manufacturing Facility. Isolyser hereby agrees to maintain with the FDA the registration as a device manufacturing establishment of the facilities located in Herndon, VA and Sterling, VA, and shall maintain the existing ISO9002 and ISO9001 certification for such facilities respectively. Allegiance hereby agrees to cooperate with Isolyser to the extent reasonably requested by Isolyser in order to make the filings and maintain the certifications contemplated by this Section 14(j).

15. TRADEMARKS AND TRADE NAMES. Isolyser recognizes that Allegiance is the owner of the trademarks and trade names placed on or supplied with the Products by or at the request of Allegiance ("Allegiance Trademarks"). Isolyser and MedSurg have no right or interest in such Allegiance Trademarks. Isolyser and MedSurg recognize that any and all use of such Allegiance Trademarks by Isolyser or MedSurg is under license from Allegiance and that all such use inures to the benefit of Allegiance. Upon termination of this Agreement, Isolyser and MedSurg shall discontinue the use of such Allegiance Trademarks. Except in the manner specified in the Specifications, neither party shall use any trademark or trade name of the other party or a confusingly similar trademark or trade name during or after the term of this Agreement.

16. YEAR 2000 COMPLIANCE. Except as provided on the applicable disclosure schedule to the Purchase Agreement, Isolyser represents and warrants to Allegiance that all computer software and hardware owned or used by Isolyser, or licensed by Isolyser as licensor or as licensee is Year 2000 Compliant (as defined below). For the purposes of this Agreement, "Year 2000 Compliant" shall mean (i) all such software and hardware shall operate in four-digit year format, without errors in the recognition, calculation and processing of date data relating to century recognition, leap years, single and multi-century formulae, date values and interfaces of date-related functionalities, (ii) all date processing shall be conducted in a four-digit year format and all date sorting that includes a "year filed" or "year category" shall be based upon a four-digit year format; and (iii) any date arithmetic programs or calculators in the software and hardware shall operate in accordance with the related user documentation in the Year 2000 and the years following without degrading functionality or performance.

17.      EMPLOYEES.

         (a) MedSurg is the employer of all persons (the "Employees") rendering services which relate, either directly or indirectly, to the manufacture of the Products or the otherwise provided by Isolyser or MedSurg hereunder. Isolyser shall have the sole responsibility for all matters relating to the maintenance of personnel and payroll records, the withholding and payment of federal, state and local income and payroll taxes, the payment of workers' compensation and unemployment compensation insurance, salaries, wages and pension, welfare and other fringe benefits, including any severance which may be triggered as a result of any termination employment (including termination relating to the termination of this Agreement) and the conduct of all other matters relating to labor relations, including compliance with Isolyser's and MedSurg's obligations under any applicable collective bargaining agreements and all negotiations and communications with any union relating to employment of the Employees by MedSurg. Isolyser shall be solely responsible for compliance with all applicable labor and employment laws relating to the Employees and shall indemnify Allegiance (and its successors, assigns, officers, directors and employees) for any liability or legal or other expenses that result from any legal action alleging noncompliance with such laws.

         (b) During the term of this Agreement, Isolyser and MedSurg shall provide and keep in full force and effect worker's compensation insurance with respect to the Employees consistent with the coverage maintained by Isolyser immediately prior to the execution of this Agreement.

         (c) Isolyser may maintain such liability insurance coverage as it shall deem appropriate with respect to liabilities arising out of the acts and omissions of the Employees in the performance of their services.

         (d) Isolyser and MedSurg shall be solely responsible for the administration of all their employee benefits plans, programs, agreements and arrangements and compliance with all requirements of all applicable laws, including the Employee Retirement Income Security Act, the Internal Revenue Code and the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), as amended. Isolyser and MedSurg shall be solely responsible to provide continuation coverage under COBRA or any applicable state law to any Employee or beneficiary of any Employee who is entitled to such continuation coverage, and shall indemnify Allegiance (and its successors, assigns, officers, directors, employees and employee benefits plans) for any liability resulting from Isolyser's failure to provide such continuation coverage.

         (e) Isolyser and MedSurg shall have the responsibility of giving the Employees any notice (a "Warn Notice") required under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the "WARN Act"). Isolyser and MedSurg shall comply with all applicable requirements of the WARN Act and shall indemnify Allegiance (and its successors, assigns, officers, directors and employees) for any liability or legal or other expenses resulting from any legal action alleging noncompliance with such act.

         (f) Isolyser and MedSurg shall have sole responsibility for the employment and daily supervision of the Employees. Such responsibilities shall include, without limitation, the hiring, termination, transfer, promotion, demotion and job responsibilities of the Employees, as well as the determination of the staffing levels needed to satisfy the production schedule and other operating requirements.

18. CONFIDENTIALITY. As part of the ongoing relationship between Allegiance and Isolyser and MedSurg it is contemplated that the parties will exchange valuable information, some of which is proprietary or confidential. Any and all such information deemed confidential by a disclosing party shall be identified as confidential at the time of disclosure. Each party agrees not to disclose such confidential information to any third party or use such confidential information for any purpose other than performance under this Agreement. This obligation shall not apply to information which is or becomes generally available to the public through no fault of the receiving party, is possessed by the receiving party prior to receipt of the information from the disclosing party, becomes known to the receiving party from a third party who has no obligation of confidentiality to the disclosing party or is developed by the receiving party independently of the information received from the disclosing party.

19. NON-COMPETITION. During the Term of this Agreement, Isolyser and MedSurg agree not to use any of the Facilities or Equipment for any purpose other than the manufacture or supply of Products to Allegiance pursuant to this Agreement.

20. TERMINATION. Either party shall have the right to terminate this Agreement on written notice if the other party (i) commits or suffers any act of bankruptcy or insolvency or (ii) fails to cure any material breach in the provisions of this Agreement within thirty (30) days after written notice of such breach has been given.

21. NOTICES. Any notice, consent, waiver, or other communication that is required or permitted hereunder shall be sufficient if it is in writing, signed by or on behalf of the party giving such notice, consent, waiver or other communication, and delivered personally or by overnight courier, postage prepaid, to the addresses set forth below, or to such other addressee or address as shall be set forth in a notice given in the same manner:

If to Allegiance:                           if to Isolyser or MedSurg:

Allegiance Healthcare Corporation           Isolyser Company Inc.
1430 Waukegan Road                          4320 International Blvd.
McGaw Park, Illinois 60085-6787             Norcross, Georgia 30093
Attention:  General Manager                 Attention: President

With a copy to:                             With a copy to:

Allegiance Healthcare Corporation           Arnall, Golden & Gregory, LLP
1430 Waukegan Road                          2800 One Atlantic Center
McGaw Park, Illinois 60085-6787             1201 West Peachtree Street
Attention: General Counsel                  Atlanta, Georgia 30309
                                            Attention:  Stephen D. Fox

22. EXISTING OBLIGATIONS. Isolyser and MedSurg represent and warrant that the terms of this Agreement do not violate any existing obligations or contracts of Isolyser or MedSurg. Isolyser shall defend, indemnify and hold harmless Allegiance from and against any and all claims, demands, actions or causes of action which are hereafter made or brought against Allegiance and which allege any such violation.

23. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Illinois, applicable to contracts made and to be performed in that state. Isolyser hereby submits to the jurisdiction of the courts of that state for purposes of resolving any dispute.

24. ATTORNEY'S FEES. In the event of a controversy, claim or dispute between the parties hereto arising out of or relating to this Agreement or any of the documents provided for herein, or the breach thereof, the prevailing party shall be entitled to recover from the losing party reasonable attorney's fees, expenses and costs.

25. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of, the parties hereto and their respective successors, permitted assigns, heirs and personal representatives. Isolyser and MedSurg may not assign their rights or obligations under or related to this Agreement without the prior written consent of Allegiance. Allegiance shall not assign this Agreement other than to one of its affiliates.

26. ENTIRE AGREEMENT. This Agreement and the other documents and instruments referred to in this Agreement embody the entire agreement and understanding of the parties to the this Agreement relating to the subject matter of this Agreement and supersedes any previous oral or written agreements between the parties.

27. AMENDMENTS. No amendment or modification of the terms of this Agreement shall be binding on either party unless reduced to writing and signed by an authorized officer of the party to be bound.

28. COUNTERPARTS. This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

29. INVALID OR UNENFORCEABLE PROVISION. The invalidity or unenforceability of any provision of this Agreement shall not effect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

30. EXPENSES. Each party to this Agreement shall pay its or their own expenses, including, but not limited to the expenses of its or their own counsel and accountants, in connection with the consummation of the transactions contemplated by this Agreement.

31. ANNOUNCEMENTS. All press releases or other public communications of any sort relating to this Agreement and the transactions contemplated hereby, including the method of release for the publication thereof, shall require the prior written approval of both Allegiance and Isolyser unless otherwise required by laws, rules or regulations or the rules of any stock exchange.

32. WAIVER. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in writing.

33. INDEPENDENT CONTRACTOR. The relationship created hereby between the parties shall be that of independent contractors. Neither party shall be the legal agent of the other for any purpose whatsoever and therefore has no right or authority to make or underwrite any promise, warranty or representation, to execute any contract or otherwise to assume any obligation or responsibility in the name of or on behalf of the other party, except to the extent specifically authorized in writing by the other party. Neither party shall be bound by or liable to any third party for acts or obligations or debts incurred by the other toward such third party, except to the extent specifically agreed to in writing by the party to be so bound.





                                    * * * * *

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representatives named below.

                                      Allegiance Healthcare Corporation


                                      By ___________________________
                                         Name:
                                         Title:
                                         Date:


                                      Isolyser Company, Inc.


                                      By ___________________________
                                         Name:
                                         Title:
                                         Date:


                                      MedSurg Industries, Inc.


                                      By ___________________________
                                         Name:
                                         Title:
                                         Date:


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861989v1